Exhibit 10.56

April 15, 2013

Mr. James Christl

Dear James:

I am very pleased to extend an offer of employment with Kid Brands, Inc. (the “Company” – NYSE: KID). You will be joining us in an important senior position, working closely with me to affect the business at many levels.

The key elements of our offer are as follows:

Position:	Senior Vice President/Chief Financial Officer

Reports to:	COO of Kid Brands

Reports From:	Finance, Accounting

Start Date:	April 22, 2013

Base Salary:	$325,000 per year

IC Bonus:	40% target (0-80% range); based on attainment of EBITDA corporate target or other factors determined by Compensation Committee of the Board; to be eligible for bonus, you must be actively employed in good standing at the time of payment (typically March for prior fiscal year).

Bonus Guarantee:	For 2013 only, the bonus referenced in IC Bonus above will be guaranteed at a minimum bonus of $35,000 (paid March 2014).

Equity Awards:	Subject to applicable law, as soon as practical and no later than 60 days from start date, you will be awarded 200,000 stock appreciation rights (SARS) at fair market value on the date of grant, with a five-year vest and a ten-year life. You will also be considered for future grants of equity at a level commensurate with your position, in the sole discretion of the Compensation Committee

James Christl

April 15, 2013

Vacation:	Three weeks paid vacation annually in accordance with Company policies; pro-rated for the remainder of 2013. You will also be entitled to the paid holidays and other paid leave set forth in the Company policies.

Severance:	In the event that your employment with the Company is terminated by the Company without cause, you shall be entitled to receive severance for a period of six months, less any applicable withholdings, at your then base salary rate. Such severance shall be paid out over the severance period in accordance with the Company’s normal pay schedule (not in a lump sum) commencing on or about the next payroll period following the termination date and receipt from you of an executed general release in the Company’s form. “Cause” shall have the same meaning as set forth in the Company’s 2008 Equity Incentive Plan. The severance shall cease if you secure gainful employment during the severance period.

Other Benefits:	You will be eligible to participate in the Company’s 401(k), life insurance, hospitalization, major medical and other employee benefit plans and their successor and/or replacement plans (to the extent that they continue to be offered to eligible associates) as well as any Executive Benefits as and if they become available.

Change of Control:	In the event of a Change of Control, if any unexercised options are not assumed or converted into comparable awards with the stock of the acquiring or successor company (or parent), then, immediately prior to such Change of Control, any unexercised options will be converted into the right to receive cash, or at your election, consideration in a form that is pari passu with the form of consideration payable to the Company’s shareholders in exchange for their shares, in an amount equal to the product of: (1) the per share market value of the Company’s stock less the per share exercise price of the options, multiplied by (ii) the number of shares covered thereby. Any option not assumed or converted may be cancelled at the time of the Change of Control for no consideration if the exercise price is less than the fair market value of a share.

If the options are assumed or converted as aforesaid in a Change of Control, and your employment is terminated by the Company without cause or by you for Good Reason within nine months following a Change of Control, your assumed or converted stock options shall immediately vest and be exercisable for the remainder of their term.

James Christl

April 15, 2013

“Change of Control” shall mean the acquisition of all the Company’s shares or assets by an unrelated party or a merger or consolidation of the Company with any other entity other than a merger or consolidation resulting in the voting securities of the Company outstanding immediately prior thereto representing more than 60% of the voting securities of the surviving entity immediately thereafter.

“Good Reason” shall mean a material reduction in your authorities or responsibilities.

Term:	Employment is “at will”

James, I wish to welcome you to Kid Brands and look forward to working together to build this business. You should know that Raphael shares my excitement and confidence in you.

Very truly yours,

/s/ KERRY CARR

Kerry Carr
Chief Operating Officer
Kid Brands, Inc.

I have read and accept this employment offer:

/s/ JAMES CHRISTL
James Christl

Date: 5/29/13

August 1, 2013

Mr. James Christl

Dear James:

Reference is made to our letter dated April 15, 2013 pursuant to which Kid Brands, Inc. extended an offer of employment to you as Senior Vice President/Chief Financial Officer with a start date of April 22, 2013. This is to acknowledge our mutual agreement that you commenced your role in that position effective as of May 29, 2013, and continued in that role until your resignation for personal reasons effective July 1, 2013. You also acknowledge that you commenced employment with the Company as Vice President of Business Strategy of the Company on April 22, 2013, until May 28, 2013, at the same annualized base salary rate.

Please acknowledge that you agree to the foregoing by signing in the space below.

Very truly yours,

/s/ KERRY CARR

Kerry Carr
EVP, Chief Operating Officer and CFO
Kid Brands, Inc.

I have read and accept the above.

/s/ JAMES CHRISTL
James Christl

Date: August 2, 2013